EXHIBIT 11.1
                              AMCON Distributing Company
                     Statement of Computation of Per Share Earnings
           For the three months and nine months ended June 30, 1997 and 1996


                                           Three months ended         Nine months ended
                                                June 30,                 June 30,
                                            1997         1996          1997         1996
                                         ---------    ---------     ----------    ---------
1.  Weighted average common
     shares issued                       2,450,000    2,450,000      2,450,000    2,450,000

2.  Weighted average treasury
     shares outstanding                     (4,097)      (4,097)        (4,097)      (4,097)

3.  Weighted average of net
     additional shares outstanding
     assuming dilutive options
     exercised and proceeds used
     to purchase treasury stock              3,874            -          4,076            -
                                         ---------    ---------      ---------    ---------

4.  Weighted average number of
     common and common equivalent
     shares outstanding                  2,449,777    2,445,903      2,449,979    2,445,903
                                         =========    =========      =========    =========

5.  Net income                           $ 399,428    $ 581,003     $1,507,968    $ 837,273

    Accretion of preferred stock                 -      (25,000)             -      (75,000)
                                         ---------    ---------     ----------    ---------

    Net income attributable to
      common shareholders                $ 399,428    $ 556,003     $1,507,968    $ 762,276
                                         =========    =========     ==========    =========

6.  Earnings per common and
      common equivalent share
      attributable to common
      shareholders                       $    0.16    $    0.23     $     0.62    $    0.31
                                         =========    =========     ==========    =========

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